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                          INDEPENDENT AUDITORS' CONSENT

     We consent to the inclusion in this Registration Statement on Form S-4 of our reports dated March 26, 1998 on our audits of the consolidated financial statements and consolidated financial statement schedules of Capital Source L.P. and Capital Source II L.P.-A, as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and our report dated April 22, 1998 on our audit of the balance sheet of America First Real Estate Investment Company, Inc. as of April 16, 1998. We also consent to the references to our firm under the captions "Independent Public Accountants" and "Selected Financial Data of the Partnerships."

                                            /s/ Price Waterhouse Coopers LLP

                                                Price Waterhouse Coopers LLP

Omaha, Nebraska
July 17, 1998